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                                                            EXHIBIT 23(h)(2)(iv)

                        LIBERTY VARIABLE INVESTMENT TRUST
                              Amendment No. Four to
                            Transfer Agency Agreement

         This Amendment is made and entered into this 14th day of April, 2003 by and between Liberty Variable Investment Trust (formerly Keyport Variable Investment Trust), a business trust incorporated under the laws of The Commonwealth of Massachusetts (the "Trust"), and Liberty Funds Services, Inc. (formerly Colonial Investors Service Center, Inc.), a Massachusetts corporation("LFSI").

         WHEREAS, the Trust and LFSI previously entered into a Transfer Agency Agreement dated June 7, 1993, as amended (the "Agreement"); and

         WHEREAS, the parties desire to amend Schedule B regarding the transfer agency fee.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         Schedule B of the Agreement is amended and restated in its entirety as follows:

         "The Transfer Agency fee referred to in paragraph 7 of this Agreement for each Fund (except Liberty Equity Fund, Variable Series, Columbia Real Estate Equity Fund, Variable Series and Columbia High Yield Fund, Variable Series) shall be in the amount of $7,500 per year, payable in monthly installments of $625. The foregoing fee shall be pro-rated for any month during which this Agreement is in effect for only a portion of the month.

         Each of Liberty Equity Fund, Variable Series, Columbia Real Estate Equity Fund, Variable Series and Columbia High Yield Fund, Variable Series shall pay according to the following fee schedule:

$14.00       annual per open account fee
$14.00       annual per closed account fee
$ 5.00       new account set-up fee

         (The annual minimum charge for each of Liberty Equity Fund, VS, Columbia Real Estate Equity Fund, VS and Columbia High Yield Fund, VS shall be $5,000)"

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         IN WITENESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.

                                         LIBERTY VARIABLE INVESTMENT TRUST

                                         BY:  _______________________________
                                              Name:  Jean S. Loewenberg
                                              Title: Secretary

                                         LIBERTY FUNDS SERVICES, INC.

                                         BY:   ______________________________
                                               Name:  Joseph R. Palombo
                                               Title: President